UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 15, 2013

Malvern Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-54835	45-5307782
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

42 E. Lancaster Avenue, Paoli, Pennsylvania	19301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(610) 644-9400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement

On October 15, 2013, Malvern Bancorp, Inc. (the “Company”), and the Company’s wholly owned subsidiary, Malvern Federal Savings Bank (the “Bank”), entered into a Standstill Agreement (the “Agreement”) with Stilwell Value Partners VI, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Mr. Joseph Stilwell (collectively, “The Stilwell Group”) and Mr. John P. O’Grady, an individual whose name was submitted by the Stilwell Group for nomination to the Boards of Directors of the Company and the Bank, and Mr. Gregg H. Kanter, who is an alternate nominee in the event Mr. O’Grady does not serve as nominee. The Stilwell Group owns approximately 9.8% of the outstanding shares of the Company’s common stock.

The Agreement provides that Mr. O’Grady will be nominated by the Company for election to its Board of Directors at the Annual Meeting of Shareholders to be held in February 2014, and subject to receipt of the requisite vote of the Company’s shareholders at the Annual Meeting as well as the requisite approval or non-objection of all necessary regulatory agencies, including the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, Mr. O’Grady will be added to the Boards of Directors of the Company and the Bank, for a three-year term, and be appointed to the Compensation Committee.

During the term of the Agreement, which is scheduled to continue through the date of the Company’s Annual Meeting in 2017, The Stilwell Group and Mr. O’Grady will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors, initiate or solicit shareholder proposals or seek to place any additional representatives on the Company’s Board of Directors other than Mr. O’Grady (or his alternate if he does not stand for election and any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company’s shareholders, vote for any nominee to the Company’s Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Mr. O’Grady, from expressing his views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.

Upon Mr. O’Grady’s election and commencement of service as a director, the parties will also enter into a Non-Disclosure Agreement, in the form attached to the Agreement, providing that The Stilwell Group will maintain the confidentiality of any non-public information regarding the Company or the Bank in full compliance with federal securities laws. The Company has also agreed that in the event that its return on average equity (“ROE”) for the fiscal years ending September 30, 2015 and 2016 is not greater than the weighted average ROE for all publicly traded thrifts in the United States with assets between $500 million and $1.0 billion, excluding any institutions reporting a negative ROE in the subject period, it will request its investment banking firm to assist the Company’s Board of Directors in evaluating all reasonable alternatives available to the Company. The Agreement is subject to early termination by The Stilwell Group following the Company’s Annual Meeting of Shareholders in 2016, provided that Mr. O’Grady resigns his positions with the Company and the Bank.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01        Other Events

On October 16, 2013, the Company and The Stilwell Group issued a press release announcing that the Agreement had been executed. A copy of the press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On October 15, 2013, the Company issued a press release announcing the sale of $20.4 million of primarily non-performing and classified loans at a loss of approximately $10.0 million, the prepayment of $20.0 million of Federal Home Loan Bank advances and a related $1.5 million in prepayment penalties and an estimated change to earnings in the range of $6.0 million to $7.0 million expected to be taken in the quarter ended September 30, 2013, with respect to the Company’s deferred tax asset valuation allowance. A copy of the Company’s October 15, 2013 press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

    The following exhibit is included herewith.

Exhibit Number	Description
10.1	Standstill Agreement, dated October 15, 2013, by and among, Malvern Bancorp, Inc., Malvern Federal Savings Bank, Stilwell Value Partners VI, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell, John P. O’Grady, and Gregg H. Kanter
99.1	Press Release dated October 16, 2013
99.2	Press Release dated October 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MALVERN BANCORP, INC.

Date: October 16, 2013	By:	/s/Ronald Anderson
Ronald Anderson
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Standstill Agreement, dated October 15, 2013, by and among, Malvern Bancorp, Inc., Malvern Federal Savings Bank, Stilwell Value Partners VI, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell, John P. O’Grady, and Gregg H. Kanter
99.1	Press Release dated October 16, 2013
99.2	Press Release dated October 15, 2013